                                                                    EXHIBIT 10.4


                          LICENSE & UPDATE AGREEMENT
                          --------------------------

     This License & Update Agreement (the "Agreement") is entered into and effective as of December 4, 1998 (the "Effective Date") by and between Microsoft Corporation, a Washington corporation located at One Microsoft Way, Redmond, Washington 98052 and Looksmart, Ltd., a Delaware corporation located at 487 Bryant Street, San Francisco, California 94107, each a "Party" and collectively, the "Parties".

                                    Recitals
                                    --------

     Whereas, LookSmart is the developer, owner and operator of a Web site known as www.looksmart.com and other similar international versions of such Web site
   -----------------
which Web sites are a directory(ies) of global, national, local, and international URL links along with associated content and commentary regarding each such URL link;

     Whereas, Microsoft desires to obtain from LookSmart the below specified grant of license rights to LookSmart's directory(ies) of URL links and associated content and commentary;

     Whereas, Microsoft further desires to be entitled to obtain updates and enhancements made by or for LookSmart to LookSmart's directory(ies) of URL links and associated content and commentary as set forth herein; and

     Whereas, LookSmart is willing to grant Microsoft such rights to its directory(ies) and updates and enhancements thereto, all on the terms and conditions set forth herein.

     Now Therefore, the Parties agree as follows.

                                   Agreement
                                   ---------

     1.  DEFINITIONS. As used herein, the following terms shall have the
         -----------
following meanings:

         1.1 "Licensed Database" shall collectively refer to [**] The Licensed Database shall not, however, in any event be deemed to include any CIM Content or any work in progress (i.e., links still in the process of creation or links which have been created but that LookSmart's editorial process has not yet approved or rejected) or any internal workflow data from LookSmart's editorial process, e.g. identity of editors, stage of editorial process, etc.

         1.2 "Database Updates" shall mean the Licensed Database as it exists at any given time, including, but not limited to, any and all updates, enhancements, additions, modifications, deletions and/or error corrections to any previously delivered version of the Licensed Database and/or Database Update.


Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

          1.3 "Database" shall refer to the Licensed Database including any and all Database Updates.

          1.4 "CIM Content" shall mean any local content included in the Database that was included by LookSmart directly and solely for Cox Interactive Media, Inc. or its Affiliates ("CIM") under the Development, Licensing and Affiliation Agreement between CIM and LookSmart entered into as of the 7th day of May, 1998, as the same may be amended from time to time, provided that such amendments do not materially adversely affect Microsoft's rights under this Agreement as they exist prior to any such amendment executed after the Effective Date.

          1.5 "Update Term" shall mean the period of time beginning on the Effective Date and ending five (5) Years thereafter, unless earlier terminated in accordance with Section 3.2, provided that for the avoidance of doubt the Update obligations under Section 3 below for Year 1 shall not commence until the date that is ninety (90) days from the Effective Date, provided that all such obligations shall be met within the remaining 275 Days of Year 1, and further provided that nothing in this Agreement including the foregoing proviso shall in any way affect any right, obligation or date triggered off of the Effective Date.

          1.6 "Year" shall mean each successive twelve (12) month period starting on the Effective Date, and each anniversary of the Effective Date (i.e., Year 1 shall start on the Effective Date and end twelve (12) months later, Year 2 shall start on the first anniversary of the Effective Date and end twelve (12) months later, Year 3 shall start on the second anniversary of the Effective Date and end twelve (12) months later, etc.). A "one-half Year period" shall refer to either the first six (6) months or the last six (6) months of a given Year, except that with respect to LookSmart's obligations under Section 3 for Year 1 only, "one-half Year period" shall mean either the first one hundred thirty-eight (138) days after the date that is ninety (90) days after the Effective Date or the one hundred thirty-seven (137) days prior to the first day of Year 2. In addition, with respect to LookSmart's obligations under Section 3 for Year 1 only, a quarter shall mean as appropriate one of (a) the sixty-nine
(69) day periods starting on each of the date that is ninety (90) days from the Effective Date, the date that is one hundred fifty-nine (159) days from the Effective Date and the date that is two hundred twenty-eight (228) days from the Effective Date or (b) the sixty-eight (68) day period starting on the date that is two hundred ninety-seven (297) days from the Effective Date.

          1.7 "Financing Agreement" shall refer to that certain Financing Agreement and Note between the Parties dated September 10, 1998, as amended in the Letter of Intent between the Parties dated as of October 9, 1998.

          1.8 "Listed Companies" shall mean those companies set forth on the attached Exhibit A attached hereto and incorporated herein by this reference.

          1.9 "Restricted Period" shall mean the two and one-half (2 1/2) Year period beginning on the Effective Date or if Microsoft makes the election in
Section 5.4.2 the two (2) Year period beginning on the Effective Date.

          1.10 "Affiliate" shall mean, with respect to any legally recognizable entity, any other such entity directly or indirectly Controlling, Controlled by, or under common "Control" with such entity. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a legally recognizable entity, whether through the ownership of voting shares, by contract, or otherwise. Where such entity is a partnership, limited liability company, corporation, or similar entity and has partners, members, or shareholders with equal ownership interests or equal control interests, by contract or otherwise, then each such partner, member, or shareholder will be deemed to possess Control.

          1.11 "Microsoft" shall mean Microsoft Corporation and any and all Microsoft Affiliates.

          1.12 "Looksmart" shall mean LookSmart, Ltd. and any and all LookSmart Affiliates.

          1.13 "Looksmart Primary Web Site" shall mean LookSmart's primary web site (currently located at http://www.looksmart.com) and all localized and/or international versions thereof and/or any successor web site(s) of any of them, having substantially similar features and functions, regardless of how such successor web site(s) is named or denominated. A screen image of the home page at http://www.looksmart.com as of the Effective Date is attached at Exhibit C.

          1.14 "day" shall mean a calendar day unless otherwise noted.

          1.15 "URL Link" means a unique uniform resource locator address, e.g., www.msn.com and www.msn.com/news and www.carpoint.msn.com are each a URL link.
-----------     ----------------     --------------------
For the avoidance of doubt delivery of a URL link or inclusion of a URL link in the Database shall at all times be accompanied by all appropriate content, commentary, taxonomy and documentation associated with such URL link. For the further avoidance of doubt, it is understood by the parties that URL links that are contained in the Database but which are not made available to users of the LookSmart Primary Web Site may not have or need the level of content, commentary, taxonomy and documentation associated with URL links made available to users of the LookSmart Primary Web Site, provided Microsoft shall receive any such existing content, commentary, taxonomy and documentation associated with such URL links.

All other terms shall have the meanings hereinafter assigned to them.

     2.   Delivery Of The Licensed Database.
          ---------------------------------

          2.1   Initial Delivery. Looksmart agrees to provide Microsoft with one
(1) copy of the Licensed Database, current as of the Effective Date and including as of the Effective Date a minimum of [**] unique URL links that are also available to users of the LookSmart Primary Web Sire, as SQL Server data in character-mode BCP format, including BCP scripts, any table and view scripts and the agreed data, on a CD-ROM no later than three (3) business days following the Effective Date.

          2.2 Additional Delivery. Within ninety (90) days of the Effective Date and without limiting any other of LookSmart's obligations under this Agreement, LookSmart agrees to add an additional [**] unique published URL links with all appropriate associated content, commentary, taxonomy and documentation (the "Additional Links") to the Licensed Database. (For purposes of this Section 2.2, "published/ing" means available to users of the LookSmart Primary Web Site.) Such Additional Links: (a) shall be on topics and in amounts specifically directed by Microsoft in its sole discretion as further set forth in Exhibit D attached hereto and incorporated herein by this reference (the Additional Links Specifications), provided that Microsoft shall have the right in its sole discretion to provide to LookSmart within one (1) business day of the Effective Date, with ongoing updates through the tenth (10th) business day following the Effective Date, a list of sub-topics and sub-amounts as determined by Microsoft in its sole discretion of the topics and amounts set forth in Exhibit D, for LookSmart's use in meeting its obligations hereunder; (b) shall be added to the Licensed Database according to the schedule attached hereto as Exhibit E attached hereto and incorporated herein by this reference (the Additional Links Delivery Schedule) and according to the priority designations appearing in Exhibit D; and (c) shall in all ways meet quality standards determined by Microsoft in its sole discretion. LookSmart's addition of the Additional Links to the Licensed Database will be the top priority for LookSmart's editorial team and the engineering group required to support them (including, without limitation, any other work not covered by this Agreement), provided that nothing herein shall limit LookSmart's obligations under this Agreement. Microsoft shall have the right to reject any Additional Link or any part of it if Microsoft in its good faith sole discretion determines that such Additional Link or part thereof does not meet the Microsoft quality standards as required by sub-Section (c) above, provided that if any Additional Link or part of it is not rejected within forty-five (45) days of the delivery of the Additional Link, then such Additional Link is deemed accepted. In the event Microsoft rejects within the forty-five (45) day period any given Additional Link or part thereof, LookSmart shall, at Microsoft's option and direction, (i) replace within thirty (30) days from the date of rejection by Microsoft the Additional Link with a substitute Additional Link on the same topic, which replacement Additional Link shall be acceptable to Microsoft in its sole discretion in accordance with subsection (c) above; (ii) revise within thirty (30) days from the date of rejection by Microsoft, to Microsoft's satisfaction, the text, description, content or commentary accompanying such Additional Link; (iii) replace within thirty (30) days from the date of rejection by Microsoft the Additional Link with a substitute Additional Link on a new topic specified by Microsoft which such Additional Link shall be subject to Microsoft's acceptance as set forth above; or (iv) remove the URL link entirely from the Database within thirty (30) days from the date of rejection by Microsoft and not get paid for that URL link. For the avoidance of doubt rejection by Microsoft of any Additional Link in its entirety under sub-Sections
(i), (iii) or (iv) above shall result in such URL link's removal from the Database delivered to Microsoft, but shall not require LookSmart to cease publishing the URL link on its web sites or in any other form. Furthermore, if Microsoft rejects any Additional Link in its entirety under sub-Sections (i),
(iii) or (iv) above, Microsoft may not in the future request that LookSmart add such rejected Additional Link to the Database, provided that nothing shall prevent Microsoft from adding such rejected Additional Link to the Database itself as permitted under Section 4 of this Agreement.

          2.3 User Created URL Links. LookSmart agrees that no URL link(s) added to the Licensed Database by any user(s) of the LookSmart Primary Web Site will be counted towards the number of URL links, including Additional Links, delivered under Sections 2.1 or 2.2 above, unless such URL link(s) has been reviewed and submitted by LookSmart as independently meeting the criteria required by this Agreement. For the avoidance of doubt, if LookSmart submits such a URL link(s), Microsoft shall have all rights to accept and/or reject as are provided under this Agreement.

     3.   Creation And Delivery Of Database Updates.
          -----------------------------------------

          3.1 Database Updates. Subject to Section 3.2, during the Update Term, LookSmart shall provide Microsoft with Database Updates. LookSmart shall deliver the Database Updates to Microsoft as frequently as may be reasonably requested by Microsoft, provided that LookSmart agrees that: (i) starting no later than as soon as is reasonably practicable, but in any event no later than three (3) months (for the purposes of this Section 3.1, the "Update Start-up Period") following the Effective Date, Microsoft will receive Database Updates from LookSmart once per day at a mutually agreed upon time of day by delivery of a complete refreshed copy of the Database (as delivered by LookSmart up to the time of the delivery) as more completely set forth in Exhibit B attached hereto and incorporated herein by this reference and (ii) prior to the Update Start-up Period, Microsoft will receive Database Updates from LookSmart once per week on a mutually agreed upon day and at a mutually agreed upon time of day by delivery of a complete refreshed copy of the Database (as delivered by LookSmart up to the time of the delivery) in the format set out in Section 2 of this Agreement. If, after the Update Start-up Period, LookSmart does not provide Microsoft with a Database Update at least once daily for more than five (5) days in any one-half Year period, Microsoft may, upon Microsoft's notice to LookSmart made within ninety (90) days of the end of such one-half Year period, as Microsoft's sole remedy for such non-performance, receive a payment of the following amount from LookSmart:

                    (i) if the total number of days during the one-half Year period for which LookSmart does not deliver a Database Update is thirty-five
(35) or fewer, a per day amount of [**] for day six (6) and each additional day over six (6) days;

                    (ii) if the total number of days during the one-half Year period for which LookSmart does not deliver a Database Update is thirty-six (36) or more, a per day amount of [**] for day six (6) and each additional day over six (6) days.

Any amounts due under this Section 3.1, shall have no affect on any amounts due under Section 7 and shall be due and payable within ten (10) business days of Microsoft's submitting an invoice to LookSmart for the applicable amount, and the election of Microsoft to receive such amount shall prohibit Microsoft from pursuing any other remedy that may be available to Microsoft under Section 12 of this Agreement or otherwise.

          3.2 Termination Of Database Updates. Either Party may terminate Microsoft's right to receive Database Updates prior to the expiration of the Update Term by giving six (6) months prior written notice to the other Party, provided neither Party may give such notice any earlier than the date that is eighteen (18) months following the Effective Date. In addition, if LookSmart undergoes a material change in its capital structure, control or ownership (including by way of an initial public offering of stock) this Agreement and Microsoft's rights hereunder, including without limitation, the right to receive Database Updates, shall survive such a change. For the avoidance of doubt, termination or expiration of Microsoft's right to receive Database Updates as contemplated by this Section 3.2, shall not affect in any way Microsoft's license of rights set forth in Section 4.1 to the Database as delivered to Microsoft prior to any such termination or expiration.

          3.3  Database Update Requirements.

               3.3.1 LookSmart will deliver Database Updates containing a total of no less than [**] new (as opposed to edited, modified, re-categorized, re-named or otherwise) URL links (hereinafter "Gross Links") during each Year during the Update Term, all such URL links (i) shall be reviewed by LookSmart's editors prior to delivery to Microsoft, (ii) shall be of sufficient quality that they have been approved by LookSmart pursuant to LookSmart's Standards and Policies (as defined below) prior to delivery to Microsoft, and (iii) shall be links available to users of the LookSmart Primary Web Site. LookSmart has, prior to the Effective Date, made its standards and policies as of the Effective Date ("Standards and Policies") available to Microsoft and hereby agrees (A) that such Standards and Policies will not during the Update Term substantially depart from those in place as of the Effective Date and (B) to timely notify Microsoft during the Update Term of any and all changes made by LookSmart to such Standards and Policies. At no time during the Update Term shall the Database contain more than [**] percent [**] Inactive Links (as defined hereunder) and no Database Update shall be delivered containing more than [**] percent [**] Inactive Links. An "Inactive Link" shall mean a URL that does not successfully return a web page when requested on three (3) or more days out of five (5) consecutive days, provided that Microsoft shall only check for such Inactive Links once per day on any given link. If, after the Update Start-up Period, the Database contains more than [**] percent [**] Inactive Links, Microsoft may, at Microsoft's request made within ninety (90) days of such non-performance and provided that Microsoft has delivered to LookSmart a listing of the Inactive Links within twenty-four (24) hours of Microsoft's determination that the Database has more than [**] percent [**] Inactive Links, as Microsoft's sole remedy for such non-performance, receive a payment of the following amount from
LookSmart:

                    (i) if the total number of days for which the Database contains more than [**] percent [**] Inactive Links as contained on the list provided by Microsoft to LookSmart is thirty-five (35) or fewer, a per day amount of [**] for day six (6) and each additional day over six (6) days;
or

                    (ii) if the total number of days for which the Database contains more than [**] percent [**] Inactive Links as contained on the list provided by Microsoft to LookSmart is thirty-six (36) or more, a per day amount of [**] for day six (6) and each additional day over six (6) days.

Any amounts due under this Section 3.3.1, shall have no affect on any amounts due under Section 7 and shall be due and payable within ten (10) business days of Microsoft's submitting an invoice to LookSmart for the applicable amount, and the election of Microsoft to receive such amount shall prohibit Microsoft from pursuing any other remedy that may be available to Microsoft under Section 12 of this Agreement or otherwise.

           3.3.2 Of the [**] Gross Links required to be delivered by LookSmart during any given one Year period during the Update Term, a subset of up to [**] of such Gross Links may be specifically requested by Microsoft as provided in Section 3.3.3 (hereinafter such a specifically requested subset of links is referred to as "Directed Links"). With respect to the Directed Links, Microsoft will have the right to specify the topics and/or the specific sites which LookSmart will research consistent with Section 3.1 and add to the Database as part of a Database Update. Microsoft may request as Directed Links, local links (i.e. links relevant to a given geographic locale), and such local links may, in Microsoft's discretion, be URL links which are the same as those contained in the CIM Content. The Gross Links and Directed Links will at all times be of a high grade, nature and quality and will comply with LookSmart's Standards and Policies as described in Section 3.1 and for the avoidance of doubt all Gross Links and Directed Links shall be URL links available to users of the LookSmart Primary Web Site and such URL links shall be available no less prominently on the LookSmart Primary Web Site than any other comparable quality URL link(s) available on the LookSmart Primary Web Site

           3.3.3 When Microsoft requests Directed Links, Microsoft will also specify that the addition of the Directed Links to the Database must occur within a specific six (6) month period, one (1) month period or twenty-four (24) hour period, or any combination of the foregoing, as follows:

                    (i) Microsoft may in a single request specify up to [**] Directed Links for addition to the Database within a given one-half Year period, by specifying the specific topics and/or specific sites for such one-half Year period no later than two (2) weeks prior to the beginning of the one-half Year period, except that with respect to the first one-half Year period following the Effective Date, Microsoft shall specify the specific topics and/or specific sites for such one-half Year period no later than thirty (30) days after the Effective Date;

                    (ii) Microsoft may specify up to [**] Directed Links for addition to the Database by LookSmart in any given one (1) month period, by specifying the specific topics and/or specific sites for such one month period not later than two (2) weeks prior to the beginning of such one (1) month period, provided that Microsoft may not specify Direct Links for monthly delivery for the first three (3) months of Year 1; and

                    (iii) Microsoft may specify up to [**] Directed Links for addition to the Database in any given 24 hour period;

provided, however, that the total number of Directed Links required in a single Year shall in no event exceed [**] (regardless of whether such Directed
Links were ordered pursuant to (i), (ii) or (iii) above, any

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combination thereof or otherwise). LookSmart shall add the specified Directed
Links to the Database within the corresponding time period, after review pursuant to Section 3.1.

               3.3.4 Upon receiving any Microsoft specification of Directed Links under Sections 3.3.2 and 3.3.3 above, LookSmart shall have the right to inform Microsoft that LookSmart in good faith believes that LookSmart's provision of such links ("Questioned Links") is impossible because the corresponding sites do not exist or would violate LookSmart's Standards and Policies. In the event that LookSmart so informs Microsoft, the Parties will work together in good faith to find mutually acceptable substitutes for the Questioned Links; provided that if the Parties do not mutually agree, (i) LookSmart need not deliver the Questioned Links and (ii) the number of requested Directed Links for purposes of Section 7.2.2 shall not include the Questioned Links unless on two (2) prior occasions, Microsoft has provided ((A) within eight (8) months of the time that the Parties determine that they cannot mutually agree, for Questioned Links that are part of a six (6) month request,
(B) within three (3) months of the time that the Parties determine that they cannot mutually agree, for Questioned Links that are part of a one (1) month request, and (C) within eight (8) days of the time that the Parties determine that they cannot mutually agree, for Questioned Links that are part of a twenty-four (24) hour request) a list of links that would have satisfied the specification as evidence to LookSmart that the requested links should not have been Questioned Links because the corresponding sites do exist and would not violate LookSmart's Standards and Policies, in which case the number of requested Directed Links for purposes of Section 7.2.1 shall be at all times thereafter the number so requested by Microsoft; and further provided that nothing in this sub-Section 3.3.4 shall effect or diminish (i) Microsoft's right to request links under Sections 3.3.2 and 3.3.3 or (ii) LookSmart's obligation to deliver (A) the links requested by Microsoft under Sections 3.3.2 and 3.3.3 during the relevant periods, (B) up to [**] Directed Links per Year or (C) the Gross Links per Year.

               3.3.5 As used in this Section 3.3.5, links "created specifically for a given country" means a separate, distinct set of links that may be in the primary language(s) of a named country and have been specifically selected and/or targeted at the citizens of that country. In the event Microsoft desires to have a portion of its Directed Links created specifically for non-English speaking countries which countries are not then in the Database, Microsoft shall either: (i) request such Directed Links as part of a six month request pursuant to Section 3.3.3(i); or (ii) give LookSmart three (3) months prior written notice of the name(s) of such country(ies) prior to requesting Directed Links for such country pursuant to either Section 3.3.3(ii) or (iii). Once there are links for a given non-English speaking country contained in the Database, Microsoft may order additional Directed Links for that country without further prior notice, other than that normally required under Section 3.3.3.

               3.3.6 Upon receiving any delivery of Gross Links or Directed Links, Microsoft shall have the right to inform LookSmart that Microsoft in good faith believes that the Gross Links or Directed Links do not contain URL links in existence that Microsoft believes are of such a quality that they should have been included in the delivered Gross links or Directed Links. In the event that Microsoft so informs LookSmart, the Parties will work together in good faith to review the URL links that Microsoft believes should have been included and if LookSmart agrees that such URL links meet LookSmart's Standards and Policies then LookSmart will include such links in the Database.

          3.4  Audit And Quarterly Review.

               3.4.1 Microsoft shall have the right upon twenty-four (24) hours notice, and with a frequency no more than once in each one-half Year, to engage an independent third party to audit and/or inspect (a) the URL links and all assocciated content, commentary, taxonomy and documentation contained in the relevant database(s) underlying the LookSmart Primary Web Site from time to time via human or automated review of the components, structure and any other part(s) of such database solely as necessary in order to confirm LookSmart's compliance with the provisions of this Agreement and (b) all usual and proper records, books of account, all usual and proper entries and all contracts between LookSmart and third parties, as relevant, relating to the amounts payable by Microsoft under Section 7.3 in order to verify the invoices sent and the amounts owed and/or paid to LookSmart under
Section 7.3. The independent third party shall be selected by Microsoft and approved by LookSmart, such approval not to be unreasonably withheld. Any such review shall be conducted within normal business hours, shall be limited to the subject matter of the Agreement, and shall be subject to an appropriate Non-Disclosure Agreement. In the event Microsoft makes a claim as a result of such audit, LookSmart shall be provided with a copy of any such final audit report. The cost of performing such audit shall be paid by Microsoft, unless material non-compliance is found by Microsoft, in which case the cost of the audit shall be paid by LookSmart. The audit and any report or correspondence from the auditors to Microsoft shall be solely for the purpose of confirming LookSmart's compliance with this Agreement and shall contain only material and information relating to the subject matter of this Agreement. In the event that any audit under sub-Section (b) above reveals an over payment by Microsoft of more than [**] or more than [**] percent [**] of the amounts due pursuant to any invoice presented to Microsoft by LookSmart, LookSmart, in addition to recomputing and making immediate refund to Microsoft of all amounts overpaid, plus interest at the highest prime rate set forth from time to time in the Wall Street Journal in the United States plus two percentage points (or, if less, at a rate equal to the highest rate permitted under applicable law), shall pay Microsoft's reasonable costs and expenses incurred by MS in conducting such audit, including, but not limited to, any amounts paid to any auditor or attorney.

               3.4.2 Microsoft shall have the right upon fourteen (14) days notice, and with a frequency no more than once per calendar quarter, to visit LookSmart's at its premises to run queries against and otherwise test the relevant database(s) underlying the LookSmart's Primary Web Site solely for purposes of reviewing (a) the number and quality of unique URL links and (b) LookSmart's compliance with the provisions of this Agreement. Notwithstanding the foregoing, Microsoft shall accommodate LookSmart's reasonable scheduling requests, provided that in no event shall LookSmart fail to find a date acceptable to Microsoft that is more than thirty (30) days from Microsoft's notice. Each Microsoft visit shall last no longer than one (1) full business day and LookSmart shall provide such assistance to Microsoft during such visit as Microsoft reasonably requests. In addition, LookSmart agrees nothing shall prevent Microsoft from running queries against, crawling or otherwise testing the LookSmart Primary Web Site from remote locations and that LookSmart does not and will not object to Microsoft doing so in Microsoft's discretion.

     4.  LICENSE OF RIGHTS.
         -----------------

         4.1 License Of Rights To The Database. Subject to Section 4.3 below, effective upon delivery of the Licensed Database and any Database Update(s), LookSmart shall simultaneously grant to Microsoft the irrevocable, non-exclusive, worldwide, perpetual, non-terminable, royalty-free rights to: (i) make, use, copy, modify, edit, add to, delete from, extract from, combine with other materials, create derivative works of the Database or any portion thereof;
(ii) publicly perform or display, import, broadcast, transmit, distribute, publish, license, offer to sell, sell, rent, lease or lend copies of the Database or any portion thereof; and (iii) subject to Section 5, sublicense to third parties the foregoing rights, including the right to sublicense to further third parties. For the avoidance of doubt, the foregoing license shall be cumulative with respect to each delivery of the Database or any version or part thereof and no subsequent delivery of the Database or any version or part thereof shall void any right(s) to any previously delivered version of the Database or any part thereof.


         4.2 Branding. Nothing herein shall in any way obligate Microsoft to brand, name or label the Database or any derivative technology of the Database in any given manner or fashion, and Microsoft and its licensees shall at all times be free to brand, name and label their Web sites, pages and any other implementation containing or based on the Database as they in their discretion deem appropriate.

         4.3  Third Party Supplied Content And Commentary.  With respect to
Section 1.1(ii), in the event that LookSmart licenses or otherwise acquires the right to any such content and/or commentary, that would otherwise be included in the Database, from any third party not Affiliated with LookSmart and as part of such license LookSmart is required to pay such third party for such content and/or commentary on a per use, royalty or other usage basis, then with respect to such content or commentary Microsoft will elect either to (a) pay LookSmart the actual amount LookSmart pays the third party for each use attributable to Microsoft as a result of use of the Database by Microsoft or its permittees pursuant to this Agreement or (b) give up all rights to such content and/or commentary under this Agreement unless and until LookSmart is no longer required to pay the third party on a per use, royalty or other usage basis (at which time Microsoft shall have all rights under this Agreement to such content and/or commentary).

     5.  USE RESTRICTIONS.
         ----------------

         5.1 Third Party Licenses. Subject to Sections 5.3 and 5.5, and notwithstanding anything to the contrary set forth in this Agreement, during the Restricted Period, Microsoft may not sublicense or otherwise affirmatively provide any of the rights (including, but not limited to, the right to brand or market the Database or any part thereof) granted by LookSmart under Section 4.1 above as to the Database to any of the Listed Companies; provided that: (i) nothing herein shall obligate Microsoft or its sublicensees to prohibit any Listed Company from linking to or accessing any Microsoft or third party sites or any page(s) within them including any page(s) containing or permitting access to the Database other than by means of a sublicense or other affirmative provision of rights by Microsoft; and (ii) nothing herein shall permit Microsoft to sublicense to any third party during the Restricted Period the right to exercise any rights with respect to the Database that Microsoft itself would be restricted from exercising under this Section 5. For the avoidance of doubt, the Parties agree that the foregoing restriction: (a) does not obligate Microsoft or its sublicensees to prohibit any Listed Company from advertising or being referenced on any Microsoft or third party sites or any page(s) within them including any page(s) containing or permitting access to the Database, so long as Microsoft does not also sublicense or otherwise affirmatively provide any of the rights to the Database granted by LookSmart under Section 4.1 above to such Listed Company; (b) does not prevent Microsoft from advertising or being referenced on any Listed Company Web site or other product or offering as long as Microsoft is not sublicensing or otherwise affirmatively providing any of the rights granted by LookSmart under Section 4.1 above as to the Database to any of the Listed Companies; (c) does not prevent Microsoft from granting any Listed Company any rights to any Microsoft Web site, product or other offering as long as Microsoft is not sublicensing or otherwise affirmatively providing any of the rights granted by LookSmart under Section 4.1 above as to the Database to any of the Listed Companies; and (d) does not prevent any Listed Company from appearing in the Database or in any results page from a search of the Database on any Microsoft or third party site.

         5.2 Prevention Of End User Confusion. Subject to Section 5.5, during the Restricted Period, Microsoft shall use good faith efforts not to use a user interface with respect to the Database the appearance of which (e.g., color, font, visual arrangement) is likely to cause confusion as to the affiliation of the Database as presented by Microsoft and the home page of the LookSmart Primary Web Site located at http://www.looksmart.com as of the Effective Date.
                            ------------------------
Notwithstanding the foregoing, nothing in this Section 5.2 shall limit Microsoft's right to use any functionality (including, but not limited to, cascading menus), technology, language, format or other available method to create any user interface(s) used with respect to the Database. A screen image of the home page at http://www.looksmart.com as of the Effective Date is
                    ------------------------
attached at Exhibit C and incorporated herein by this reference.

          5.3  General.

               5.3.1 The restrictions in Section 5.1 shall not apply to any Listed Company if such Listed Company undergoes a material change in its capital structure, control or ownership through any transaction with Microsoft.

               5.3.2 The restrictions in Section 5.1 shall apply not only to each Listed Company but to its corresponding Listed Company domain name(s) set out in Exhibit A regardless of any material change in the Listed Company's capital structure, control or ownership, except a transaction with Microsoft as described in Section 5.3.1 (in which case Section 5.3.1 applies); provided that in the event of any material change in a Listed Company's capital structure, control or ownership, Microsoft shall continue to be restricted during the Restricted Period with respect to the Listed Company but shall not be restricted from doing business of any kind with any company ("Owning Company") investing in or acquiring a Listed Company, except that Microsoft may not during the Restricted Period sublicense or otherwise affirmatively provide any of the rights (including, but not limited to, the right to brand or market) to the Database granted by LookSmart under Section 4.1 above to such Owning Company for use primarily in connection with the corresponding Listed Company or Listed Company domain name(s) listed on Exhibit A. For the avoidance of doubt, (A) nothing in this Agreement shall prevent Microsoft from providing the Database or any part thereof to the Owning Company if it is used by the Owning Company in its business other than in the Listed Company's business or in association with a Listed Company's domain name(s) and (B) nothing in this Agreement shall obligate Microsoft or its sublicensees to prohibit any Owning Company from linking to or accessing any Microsoft or third party sites or any page(s) within them including any page(s) containing or permitting access to the Database other than by means of a sublicense or other affirmative provision of rights by Microsoft..

               5.3.3 Nothing in this Agreement, including this Section 5, shall prevent Microsoft from (i) sharing taxonomy for or any part of the Database or any knowledge derived therefrom, with any party solely for the purpose of creating or improving Microsoft's own branded search service, or (ii) providing any party including a Listed Company with access to the Database solely for the purpose of assisting Microsoft with Microsoft's exercise of its rights to the Database set forth in Section 4.1.

          5.4 Notification Of Certain Transactions. Notwithstanding anything contained in this Agreement including this Section 5, if Microsoft enters into an agreement with any Listed Company(ies) under which Microsoft will provide such Listed Company with any rights to the Database and such agreement is to begin within thirty (30) days of the end of the Restricted Period (which for the avoidance of doubt is (a) for purposes of Section 5.4.1, the thirty (30) day period following expiration of two and one-half (2 1/2) Years from the Effective Date and (b) for purposes of Section 5.4.2, the thirty (30) day period following the expiration of two (2) Years from the Effective Date), Microsoft shall either at its discretion:

               5.4.1 Give LookSmart twelve (12) months prior written notice of the start date of such agreement, in which case, LookSmart will continue to provide Database Updates for six (6) months from the date of Microsoft's notice (or longer at LookSmart's discretion) but LookSmart may opt to stop providing Database Updates after such six (6) month period by providing Microsoft with written notice as provided in Section 3.2; or

               5.4.2 Give LookSmart six (6) months prior notice of the start date of such agreement, in which case, notwithstanding Section 3, LookSmart may
(i) elect, within five (5) business days of Microsoft's notice, to immediately stop providing Database Updates and if LookSmart so elects, Microsoft will nonetheless pay LookSmart as if Database Updates were delivered for six (6) months following

Microsoft's notice or (ii) after such five (5) business day period, opt to stop providing Database Updates by providing Microsoft with written notice as provided in Section 3.2.

No notice given under this Section 5.4 may be given earlier than eighteen (18) months from the Effective Date.

          5.5 In the event that either or both of the restrictions described in Sections 5.1 and or 5.2 are still in effect on the date this Agreement terminates, the restriction(s) still in effect (i.e., Section 5.1 and/or 5.2) shall survive or not survive such termination as follows:

               5.5.1 In the event that the Agreement is terminated by Microsoft under Section 12.1.1 or 12.1.2 (except if the material breach leading to the termination is as a result of an unauthorized breach of the confidentiality provision by non-management personnel acting other than in the scope of their duties to LookSmart): the remaining effective restriction(s), if any, shall continue until the earlier of (i) six (6) months from the earlier of (A) the date of termination and (B) the date Microsoft received the last Database Update and (ii) the end of the Restricted Period (which for the avoidance of doubt may be two and one-half (2 1/2) Years from the Effective Date if Microsoft has given notice under Section 5.4.1 or two (2) years from the Effective Date if Microsoft has given notice under Section 5.4.2).

               5.5.2 In the event that the Agreement is terminated by either party as a result of LookSmart's being subject to any of the events set forth in
12.1.3 or is terminated by Microsoft as set forth in Section 12.1.4: the remaining effective restrictions, if any, shall terminate with the Agreement.

               5.5.3 In the event that the Agreement is terminated for any other reason not covered by Sections 5.5.1 or 5.5.2: the remaining effective restrictions, if any, shall continue for the Restricted Period (which for the avoidance of doubt may be two and one-half (2 1/2) Years from the Effective Date if MS has given notice under Section 5.4.1 or two (2) years from the Effective Date if Microsoft has given notice under Section 5.4.2).

     6.   TECHNICAL SUPPORT.  For a period of three (3) months following the
          -----------------
Effective Date, LookSmart shall provide, at its expense, technical and other assistance as reasonably requested by Microsoft to allow Microsoft to use the Database effectively in its business. Such assistance shall include without limitation a "walkthrough" of the data schema of the Licensed Database immediately after the Effective Date. During the Update Term, LookSmart will provide reasonable advance warning of changes to the Database schema and such technical support and other assistance necessary to understand those changes such that Microsoft can continue to receive and use the Database including the Database Updates. During the Update Term, LookSmart shall respond to and use best efforts to promptly correct any issue raised by Microsoft.

     7.   PAYMENTS.
          --------

          7.1 Licensed Database Payment. In consideration of the rights granted Microsoft as to the Licensed Database in Section 4.1 above and the technical support to be provided Microsoft as set forth in Section 6 above, Microsoft will pay LookSmart on the Effective Date the sum of [**] (the "Licensed Database Consideration"). The total amount of principal and accrued interest owed by LookSmart to Microsoft as of the Effective Date under the Financing Agreement shall be applied as an offset against the Licensed Database Consideration, and as of the Effective Date (i) no further draw downs under the Financing Agreement shall be permitted, (ii) the Financing Agreement shall automatically be terminated, and (iii) neither Party shall have any further obligation to the other under the Financing Agreement. For each Additional Link delivered by LookSmart pursuant to Section 2.2 that is not rejected by Microsoft in its sole discretion in accordance with section 2.2 above, Microsoft will pay LookSmart a fee of [**] In the event LookSmart has not met the Additional Link Delivery Schedule, then the amount owed by Microsoft for each Additional Link shall be reduced by [**] per week per Additional Link for each Additional Link that is delivered late. By way of example, if 10,000 Additional Links are delivered 2 weeks late, then the amount owed LookSmart for each such late delivered Additional Link accepted by Microsoft would be [**]. Moreover, if at any given milestone set forth on the Additional Link Delivery Schedule, LookSmart has delivered less than [**] percent [**] of the Additional Links required to be delivered by such milestone, then Microsoft may immediately terminate this Agreement upon giving written notice thereof. All payments for Additional Links shall be made by Microsoft within one hundred thirty-five (135) days from the Effective Date, provided that if LookSmart delivers [**] or more Additional Links by the date that is fifty-one (51) days from the Effective Date (as required under Exhibits D and E), then within sixty-one (61) days of the Effective Date Microsoft shall pay LookSmart a portion of the payments due for the Additional Links equal [**.]

          7.2 Database Update Payments. Subject to Section 7.2.5 below, in consideration of LookSmart's creation, delivery and licensing to Microsoft of the Database Updates as set forth in Sections 3 and 4.1, Microsoft shall pay LookSmart the sum of [**] per Year (the "Database Update Consideration") during the Update Term, such sum to be paid by Microsoft in four (4) quarterly installments of [**] each, payable and paid within ten (10) business days of the end of quarter comprising such Year. If LookSmart fails to deliver, by the end of any one-half Year period in any Year, (A) [**] or (B) one hundred percent (100%) of the Directed Links requested under Sections 3.3.2 and 3.3.3 for delivery in the one-half Year period of such Year, then LookSmart shall refund to Microsoft within thirty (30) business days of the end of such one-half Year period an amount (the "Total Half Year Refund Amount") equal to the sum of the Half Year Gross Links Refund Amount and the Half Year Directed Links Refund Amount, as determined below.

               7.2.1 Gross Links Refund Amounts. If LookSmart fails to provide, [**] Gross Links in a given one-half Year period of any Year, then the "Half Year Gross Links Refund Amount" shall be determined by the following formula:

     [**]
provided that the Half Year Gross Links Refund Amount shall never be less than zero (i.e. LookSmart may not turn the Half Year Gross Links Refund Amount into a credit).

               7.2.2 Directed Links Refund Amounts. If LookSmart fails to provide the requested number of Directed Links in a given one-half Year period, the "Half Year Directed Links Refund Amount" shall be determined by the following formulas:

     [**]
provided that Half Year Directed Links Refund Amount shall never be less than zero (i.e. LookSmart may not turn the Half Year Directed Links Refund Amount into a credit by delivering more Directed Links in any given Year than Microsoft requested).

               7.2.3  REFUND EXAMPLES.

     Example 1: By way of a first example, if in the first one-half Year period of Year 1, Microsoft requested [**] Directed Links out of the [**] minimum number of links to be provided to Microsoft during such period, and if LookSmart instead delivered [**] Directed Links on time and only [**] other Gross Links (for a total of [**] Gross Links) during such period, then LookSmart would owe Microsoft a Half Year Total Refund Amount of [**] calculated as follows:

     Half Year Gross
     Links Refund Amount = [**]

     Half Year Directed
     Links Refund Amount = [**]

     Total Half Year Refund Amount = [**]

     Example 2: By way of a second example, if in the first one-half Year period of Year 1, Microsoft requested [**] Directed Links out of the [**] minimum number of links to be provided to Microsoft during such period, and if LookSmart instead delivered [**] Directed Links and [**] other Gross Links (for a total of [**] Gross Links) during such period, then LookSmart would owe Microsoft a Total Half Year Refund Amount of [**] calculated as follows:

     Half Year Gross
     Links Refund Amount = [**]

     Half Year Directed
     Links Refund Amount = [**]

     Total Half Year Refund Amount = [**]

*As noted above, the Gross Links Refund Amount may not become a credit by LookSmart's delivering more than [**] Gross Links.

               7.2.4 Termination of Database Update Obligations. If either Party has terminated LookSmart's obligations to provide Database Updates in accordance with Section 3.2 above or terminates this Agreement pursuant to
Section 12 prior to the end of any one-half Year period (except where LookSmart is entitled to continue to be paid under Section 5.4.2), then within thirty (30) business days following the effective date of any such termination, Microsoft shall undertake a calculation of the amount of money to be refunded to Microsoft by LookSmart or to be paid by Microsoft to LookSmart as a result of such early termination. Such amount shall be determined by comparing the (i) "value" (as defined below) of the Gross Links and Directed Links delivered by LookSmart during the portion of the one-half Year period prior to termination, to (ii) the amount paid by Microsoft to LookSmart during such one-half Year period prior to termination. As used in this Section 7.2.4, (i) the "value" of the Gross Links delivered by LookSmart shall be calculated by multiplying [**] by a ratio, of which the numerator is the number of Gross Links delivered during such period and the denominator is [**] and (ii) the "value" of the Directed Links delivered by LookSmart shall be calculated by multiplying [**] by the ratio of which the numerator is the number of the Directed Links delivered by LookSmart during such period and the denominator is either (x) [**] (in the instance where Microsoft has terminated the Agreement) or (y) the number of Directed Links requested by Microsoft in such "stub" period (in the instance where LookSmart has terminated the Agreement). If the "value" of links delivered by LookSmart during such period exceeds the amount paid by Microsoft during such period, then Microsoft will pay LookSmart the amount of the difference. If the "value" of links delivered by LookSmart during such period is less than the amount paid by Microsoft during such period, then LookSmart will refund Microsoft the amount of the difference. By way of example, if Microsoft's right to receive Database Updates is terminated by Microsoft effective one hundred twenty (120) days after the end of the Year 2 and LookSmart had delivered during such 120 day period [**] Directed Links and [**] other Gross Links (for a total of [**] Gross Links), then LookSmart would owe Microsoft a total early termination refund amount of [**] calculated as follows:

     "Value" of Gross Links = [**]
     "Value" of Directed Links = [**]
     Total "value" of links delivered = [**]

     Amount paid by Microsoft during such 120 day period = [**]

     Refund owed to Microsoft = [**]

By way of a second example, if Microsoft's right to receive Database Updates is terminated by Microsoft effective on sixty (60) days after the end of the Year 2 and LookSmart had delivered during such 60 day period [**] Directed Links and [**] other Gross Links (for a total of [**] Gross Links), then Microsoft would owe LookSmart an early termination payment of [**] calculated as follows:

     "Value" of Gross Links = [**]
     "Value" of Directed Links = [**]
     Total "value" of links delivered = [**]

     Amount paid by Microsoft during such 60 day period = [**]

     Payment owed to LookSmart = [**]

               7.2.5  Update Obligations in Year 1. The obligations in this section 7.2 above shall apply in Year 1 on the following basis: the obligations remain in their entirety, but all references to the Year shall be translated on a pro-rata basis to the days 91 through 365. For the avoidance of doubt, the obligations in terms of number of URL links (including Gross Links and Directed Links), payment and refunds and all other terms shall be the same in Year 1 as they are in any other Year, the only difference being that Year 1 obligation shall be satisfied in during the two hundred seventy-five (275) day period beginning on the ninety-first (91st) day after the Effective Date and the meaning of "one-half Year period" and quarter shall be as set out in Section 1.6 above.

          7.3 Section 4.3 Payments. Microsoft shall pay LookSmart all amounts due as a result of any election by Microsoft to proceed under Section 4.3(a) within thirty (30) days of Microsoft's receipt of an invoice from LookSmart for such amounts.

     8.   No Obligation/independent Development.  Notwithstanding any other
          -------------------------------------
provision of this Agreement, Microsoft shall have no obligation to market, sell, license or otherwise distribute the Database, either alone or in any Microsoft product. Nothing in this Agreement will be construed as restricting Microsoft's ability to acquire, license, develop, manufacture or distribute for itself, or have others acquire, license, develop, manufacture or distribute for Microsoft, similar technology, information or data performing or having the same or similar functions, features or information as the Database, or to market and distribute such similar technology, information or data in addition to, or in lieu of, the Database.

     9.   Representations, Warranties and Indemnity.
          -----------------------------------------

          9.1 Representations and Warranties. LookSmart warrants and represents that:

               9.1.1 It has sufficient authority to enter into this Agreement;

               9.1.2 All materials delivered by LookSmart to Microsoft pursuant to this Agreement, including without limitation the Database, including anything contained therein or arising or produced therefrom, do not infringe the copyrights, trademarks, service marks or any other proprietary right of any third party;

               9.1.3 The functionality of the Database, the methods used to collect data for and from the Database, and the structure sequence and organization of the Database do not infringe the copyrights, trademarks, patents, service marks or any other proprietary right of any third party;

               9.1.4 The Database, including anything contained therein or arising or produced therefrom, do not and will not contain any libelous, or materially false or misleading statements and do not otherwise infringe on the rights of any third party, provided that this representation and warranty by LookSmart does not extend to anything placed in the Database (i) by Microsoft or at Microsoft's direction, without LookSmart's consent or instruction, or (ii) by LookSmart or its agents, over LookSmart's objection, at Microsoft's direction and in full compliance with Microsoft's instruction;

               9.1.5 The Database, including anything contained therein or arising or produced therefrom, are in compliance with all applicable laws; and

               9.1.6 As of the Effective Date LookSmart is not aware of any third party claims concerning the Licensed Database, which if true, would constitute of violation of the representations and warranties set forth in 9.1.1, 9.1.2, 9.1.3, 9.1.4 and 9.1.5 above.

          9.2 Indemnity. LookSmart will indemnify Microsoft from and against any loss, claim, liability, damage, action or cause of action (including, without limitation, reasonable attorneys' fees) brought against Microsoft by a third party and arising from or related to any breach by LookSmart of the warranties set forth in Section 9.1 above, provided that Microsoft provides LookSmart with reasonable cooperation at LookSmart's expense and tenders control of the defense of the claim to LookSmart. LookSmart's selection of counsel to defend any such claim under this Section 9.2 shall be subject to Microsoft's prior approval, such approval not to be unreasonably withheld. Microsoft reserves the right to immediately discontinue the use of the Database, pending the satisfactory resolution of such matter, in the event that Microsoft receives notice which alleges that the Database or any portion thereof or any materials delivered hereunder (a) violate any applicable laws, and/or (b) infringe the copyrights, trademarks, service marks or any other proprietary right of any third party. In the event of an infringement or other claim regarding the Database, the Party receiving the claim agrees to provide prompt written notice of the claim to the other Party, and LookSmart's obligations under this Section
9.2 shall be conditioned upon Microsoft's giving of such prompt notice. In the event of use of the Database or a portion thereof is permanently enjoined, then LookSmart shall, at LookSmart's option and LookSmart's sole expense, either (i) acquire a license sufficient for Microsoft to exercise all its license rights hereunder; (ii) replace or modify the Database as required by such permanent injunction, provided any replaced or modified portion of Database shall be of an equivalent quality and quantity to that portion being replaced or modified; or
(iii) pay Microsoft a refund equal to the total Microsoft payments up to the date of the permanent injunction to LookSmart under Sections 7.1 and 7.2, multiplied by the ratio of the number of links subject to permanent injunction to the total links in the Database as of the date of the permanent injunction. Any refund due Microsoft pursuant to the foregoing (iii), shall be due within ten (10) business days of LookSmart's making its election from the above options.

     10.  Confidentiality.  The Parties agree that the terms and conditions of
          ---------------
this Agreement are subject to the Non-Disclosure Agreement between the Parties dated July 8, 1998 ("NDA"). Within ninety (90) days of the Effective Date, Microsoft and LookSmart shall conduct joint press activities relating to the conclusion of this Agreement in a form and at a time mutually agreed to by the Parties. LookSmart shall have the opportunity to provide a quote and/or information mutually agreed to between the Parties for any press release, if any, issued by either party in connection with such press activities. Except as specified above, neither Party will issue any press release or make any public announcement(s) (including, but not limited to, using the other party's name in any marketing materials) relating in any way whatsoever to this Agreement or the relationship established by this Agreement without the express prior written consent of the other Party.

     11.  Limitation of Liabilities.
          -------------------------

          NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     12.  Termination.
          -----------

          12.1 Termination for Cause. In addition to any other rights and/or remedies that either Party may have under the circumstances, all of which are expressly reserved, either Party may terminate this Agreement immediately upon written notice at any time if:

               12.1.1 The other Party is in material breach of any material warranty, representation, term, condition or covenant of this Agreement, other than those contained in Section 10, and fails to cure that breach within twenty
(20) days after written notice thereof; or

               12.1.2 The other Party is in material breach of Section 10 or entitled to terminate as provided in Section 13.7; or

               12.1.3 Either Party becomes insolvent or makes any assignment for the benefit of creditors or similar transfer evidencing insolvency; or suffers or permits the commencement of any form of insolvency or receivership proceeding; or has any petition under any bankruptcy law filed against it, which petition is not dismissed within sixty (60) days of such filing; or has a trustee or receiver appointed for its business or assets or any part thereof or

               12.1.4 If Microsoft elects as set forth in Section 7 above, as a result of LookSmart's failure to deliver at least [**] of the Additional Links required to be delivered by a given milestone contained in the Additional Links Delivery Schedule.

          12.2 Effect of Termination. In the event of termination or expiration of this Agreement for any reason, each and every clause which by its nature is intended to survive the termination of this Agreement, including without limitation, Sections 4, 5 (but only as and to the extent specifically set forth in Section 5.5), 8, 9, 10 and 11, shall survive such termination or expiration. If either Party terminates the Agreement after the start of but prior to the end of any one-half Year period (except where LookSmart is entitled to continue to be paid under Section 5.4.2), then the value of the Database Updates delivered in such one-half Year period shall be calculated immediately and paid or refunded as provided in Section 7.2.4. Neither Party shall be liable to the other for damages of any sort resulting solely from terminating this Agreement in accordance with its terms.

     13.  General.
          -------

          13.1 Notices. All notices and requests in connection with this Agreement shall be deemed given as of the day they are received either by messenger, delivery service, or in the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

     To Microsoft:                                To LookSmart:
     ------------                                 ------------
     Microsoft Corporation                        LookSmart Ltd.
     One Microsoft Way                            487 Bryant Street
     Redmond, WA 98052-6399                       San Francisco, California 94107-1316
     Attention: Hyer Bercaw                       Attention: Evan Thornley
     Telephone: (425) 882-8080                    Telephone: (415) 597-4850
     Facsimile: (425) 936-7329                    Facsimile: (415) 597-4860


     With a copy to: Law & Corporate Affairs      With a copy to:
     Telephone: (425) 882-8080
     Facsimile: (425) 936-7409                    Wilson Sonsini Goodrich & Rosati
                                                  650 Page Mill Road
                                                  Palo Alto, California 94304
                                                  Attention: Hank Barry, Esq.
                                                  Telephone: (650) 493-9300
                                                  Facsimile: (650) 493-6811

or to such other address as a Party may designate pursuant to this notice provision.

          13.2 No Agency Relationship. Nothing in this Agreement shall be construed as creating an employer-employee relationship, a partnership, or a joint venture between the Parties.

          13.3 Governing Law. This Agreement shall be governed by the laws of the State of Washington as though entered into between Washington residents and to be performed entirely within the State of Washington, and LookSmart consents to jurisdiction and venue in the state and federal courts sitting in King County, the State of Washington. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing Party shall be entitled to recover its costs, including reasonable attorneys' fees.

          13.4 Assignment. This Agreement shall be binding upon and inure to the benefit of each Party's respective successors and lawful assigns; provided, however, that LookSmart may not assign this Agreement, in whole or in part, or any rights or obligations hereunder, whether by contract or by operation of law, except in the context of a material change in LookSmart's capital structure, control or ownership (including by way of an initial public offering of stock), without the express written consent of Microsoft, and any attempted assignment by LookSmart in violation of this Section 13.4 shall be void. In the event of any such assignment or attempted assignment by LookSmart in violation of this
Section 13.4, Microsoft shall have the right to immediately terminate the Update Term.

          13.5 Construction. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. Failure by either Party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. This Agreement has been negotiated by the Parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party. The section headings used in this Agreement are intended for convenience only and shall not be deemed to affect in any manner the meaning or intent of this Agreement or any provision hereof.


          13.6 Entire Agreement. This Agreement does not constitute an offer by Microsoft and it shall not be effective until signed by both Parties. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and merges all prior and contemporaneous communications, including but not limited to the Letter of Intent between the Parties dated as of October 9, 1998. It shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of LookSmart and Microsoft by their respective duly authorized representatives. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party.

          13.7 Force Majeure. If either Party is in material breach of a term of this Agreement as a result (wholly or in primary part) of any earthquake, fire or other natural cause not entirely within such Party's control and which it could not by reasonable diligence have avoided, then without limiting the other Party's rights in any such event, such other Party shall have the option, without liability, to suspend their performance for the duration of any such breach but in no event longer than twenty (20) consecutive days or thirty (30) days total ("Suspension Period") with respect to any single or proximately related cause(s), by giving the other Party written notice thereof detailing the reason and expected duration of such suspension; provided that during such Suspension Period the non-notifying Party's obligations (but not its rights) shall also be suspended; and further provided that if the notifying Party has not cured its material breach by end of the Suspension Period, the non-notifying Party may immediately upon notice to the notifying Party terminate this Agreement pursuant to 12.1.2.

     In Witness Whereof, the Parties have entered into this Agreement as of the Effective Date written above.

MICROSOFT CORPORATION                   LOOKSMART LTD.

     /s/ Pete Higgins                        /s/ Evan Thornley
-----------------------------           --------------------------------
By (Sign)                               By (Sign)

        Pete Higgins                              Evan Thornley
-----------------------------           --------------------------------
Name (Print)                            Name (Print)

        Group OP                                  CEO
-----------------------------           --------------------------------
Title                                   Title

         12-18-98
-----------------------------           ________________________________
Date                                    Date

                                 [EXHIBIT A]
                                  ---------

[**]

[**]

                                 [EXHIBIT B]
                                  ---------


                                     [**]

                                   EXHIBIT C
                                   ---------

                    LookSmart Primary Web Site Screen Shot
                    --------------------------------------


               [PICTURE OF A SCREENSHOT OF LOOKSMART'S HOMEPAGE]


[On the right, advertising banners from Amazon.Com and lowestfare.com. On the left, pull down menus to other websites organized in Looksmart's category-based format. In the center, brief text descriptions linking to top news stories from December 2, 1998, and websites related to retail purchasing.]



                                                   [MICROSOFT LOGO APPEARS HERE]

                                 [EXHIBIT D]
                                  ---------


                                     [**]

                                 [EXHIBIT E]
                                  ---------

                                     [**]